Exhibit 10.3

[**] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.
RETENTION & [**] BONUS AGREEMENT
This Retention & [**] Bonus Agreement (“Agreement”) is made and entered into as of the date of execution by all parties as indicated below, by and between Invitae Corporation (the “Company”) and Tom Brida (“Employee”) with respect to the following facts:
A.    Employee is currently employed by the Company.
B.    [**].
C.    The Company recognizes and values Employee’s contributions to the Company [**]. Accordingly, the Company enters into this Agreement with Employee to provide an incentive to Employee [**] and remain employed by the Company through the dates noted in Sections 1 and 2, below. These dates will be known as the Retention Dates and [**] Bonus Earned Date, as applicable.
Now, therefore, Employee and the Company agree as follows:
1.    [**] Bonus. Provided Employee satisfies all the Conditions to Earning a Bonus described in Paragraph 3, below (including its subparts), Employee is eligible to receive a [**] Bonus in the amount shown below, less all applicable state and federal taxes and withholdings:
●[**] Bonus Earned Date - December 15, 2023:    $100,000.00
If Employee resigns Employee’s employment for any reason or is terminated for Cause prior to the [**] Bonus Earned Date, Employee becomes ineligible to earn the [**] Bonus set forth in this Agreement. For purposes of this Agreement, termination for “Cause” has the same meaning used in Employee’s Change of Control and Severance Agreement, dated April 23, 2021 (the “CCSA”).
2.    Retention Bonus. Provided Employee satisfies all the Conditions to Earning a Bonus described in Paragraph 3, below (including its subparts), Employee is eligible to receive Retention Bonuses in the form of (a) two lump sum cash payments, and (b) a grant of restricted stock unit shares (RSUs), in the amounts shown below as of the applicable Retention Date, less all applicable state and federal taxes and withholdings:
●Retention Date 1 - March 15, 2024:    $114,750.00
●Retention Date 2 - August 15, 2024:    229,500 Shares of RSUs, vesting as of August 15, 2024
●Retention Date 3 - August 16, 2024:    $114,750.00
The grant of RSUs under this Agreement, if any, is subject to the terms and conditions of Invitae’s 2015 Stock Incentive Plan and the applicable Stock Award Agreement. Any shares granted to Employee in connection with this Agreement will be canceled if this Agreement is not fully executed by both Employee and the Company.
Employee must be employed at the Company on each Retention Date to qualify for the applicable Retention Bonus under this Agreement. If Employee is terminated (with or without Cause) or resigns their employment prior to any Retention Date, Employee becomes ineligible to earn any future Retention Bonuses pursuant to this Agreement.
3.    Conditions to Earning a Bonus. Employee will earn a Retention Bonus and/or a [**] Bonus if all of the following conditions are met as of each applicable Retention Date and/or [**] Bonus Earned Date, subject to all other terms of this Agreement:
3.1
(a) For purposes of earning the [**] Bonus: Employee remains actively employed by the Company through the [**] Bonus Earned Date in Employee’s current position, unless Employee is offered and accepts a different role/position with the Company, or is terminated by the Company not for Cause (as defined in the CCSA) prior to the [**] Bonus Earned Date; and
(b)     For purposes of earning one or more Retention Bonuses: Employee remains actively employed by the Company through the applicable Retention Date in Employee’s current position, unless Employee is offered and accepts a different role/position with the Company; and
3.2     Employee faithfully and diligently performs the duties of Employee’s position, and such other duties as may be assigned from time to time; and
3.3    Employee faithfully and diligently assists the Company in all of its efforts to complete the [**] in a timely manner up to and through the [**] Bonus Earned Date, including maintaining total confidentiality regarding the [**] (except as the Company permits Employee to disclose); and
3.4     Employee complies with all continuing obligations to the Company, including without limitation, the applicable Employee Manual and Code of Business Conduct and Ethics, and any agreements regarding Company Confidential Information or Trade Secrets; and
3.5    Employee keeps confidential until the [**] Bonus Earned Date the existence and terms of this Agreement and does not discuss it with anyone other than Employee’s People & Culture Business Partner, and, in confidence, Employee’s spouse, tax and/or legal advisor (except to the extent the terms of this Agreement are publicly disclosed by the Company) or as required by applicable law.
4.     Timing of Payments. If a cash Retention Bonus and/or a [**] Bonus is earned by the Employee in accordance with Paragraphs 1 through 3 above, the applicable amount will be paid in a lump sum, less applicable taxes and withholdings, within fifteen (15) days after the applicable Retention Date and/or [**] Bonus Earned Date. The vesting of any RSUs earned by the Employee in accordance with Paragraphs 2 and 3 above is subject to the terms and conditions of Invitae’s 2015 Stock Incentive Plan and the applicable Stock Award Agreement; the RSUs will be fully vested and will be released per standard timelines.
5.     At-Will Employment. Employee understands and agrees that Employee is and will continue to be an at-will employee of the Company. The Company reserves the right to terminate Employee’s employment at any time with or without cause or prior notice, except as provided in the CCSA.

6.     Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State in which Employee performed work for the Company during the period in which this Agreement was in effect.
7.     Entire Agreement. This Agreement represents the complete understanding of the Company and Employee with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions and agreements, whether written or oral, between any parties with respect to such subject matter. This Agreement shall be the exclusive agreement for the determination of any payments due to the Employee as described herein.
8.    Modification, Waiver, & Amendment. No modification of or amendment to this Agreement will be effective unless in a writing signed by both the Company and Employee. No oral waiver, amendment, or modification will be effective under any circumstances whatsoever.
* * *
The parties to this Agreement have read the foregoing Agreement and fully understand each and every provision contained therein. Wherefore, the parties have executed this Agreement on the dates shown below.
Date:    October 19, 2023              By: /s/ Tom Brida
                    Name: Tom Brida

Date:    October 19, 2023            By: /s/ Ken Knight
                        Ken Knight
                        Invitae Corporation